Exhibit 99.1

Access National Bank Adds Treasurer Matthew Johnson

RESTON, Va.--(BUSINESS WIRE)--May 18, 2018--Access National Corporation (NASDAQ: ANCX), holding company of its primary subsidiary Access National Bank (the “Bank”), welcomes Matthew Johnson to its financial leadership team as Senior Vice President and Treasurer of the Bank effective June 1, 2018.

Mr. Johnson has more than 30 years in financial management, with expertise in the financial services industry. Most recently, he served as Executive Vice President and Chief Financial Officer of the $2.1 billion WashingtonFirst Bankshares, Inc. (WFBI) for 15-years until its sale to Sandy Spring Bancorp (SASR). In his capacity at WashingtonFirst, Mr. Johnson had responsibility for all financial reporting compliance, liquidity management, asset-liability management functions and execution of equity offerings and corporate transactions.

According to Access CEO Michael Clarke: “We are honored to have Matt join our leadership team, bringing his financial acumen to our growing company. We have always admired Matt as a knowledgeable and adept cross-town competitor. He is known as a leader and collaborator focused on working smart to get the job done. He will be a great addition and will fit naturally into our hard working and ambitious culture.”

Mr. Johnson added, “I have watched and competed with the Access team’s success for many years. I know we will work well together to maximize the opportunities afforded to the company and its shareholders stemming from the 2017 merger with Middleburg Financial. Together with CFO Meg Taylor, we will ensure there is a solid finance function and foundation going forward to support meaningful growth and success.”

As of March 31, 2018, Access National Corporation reported total assets of $2.8 billion and reported earnings of $8.1 million or $0.39 per diluted share for the period then ended.

Access National Bank was founded in 1999 by professional bankers and business people. It is an independent, nationally-chartered bank based in Reston, Virginia that serves the Greater Washington DC Metropolitan area. In April 2017, Access National Bank completed a merger with Middleburg Bank (founded in 1924), creating Virginia’s premier bank with enhanced scale, improved efficiency, and a well-diversified business model. Access National Bank is a subsidiary of Access National Corporation and trades on the NASDAQ Global Market under the symbol “ANCX.” Member FDIC.

CONTACT:
Access National Corporation
Michael Clarke, CEO
703-871-2100